EXHIBIT 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is entered into as of December 31, 2020, by and between Alleghany Corporation, a Delaware corporation (the “Company”), and Laredo Oil, Inc., a Delaware corporation (“Consultant,” and the Company and Consultant together referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Company desires to have Consultant furnish certain services to the Company from time to time, and Consultant has agreed to furnish such services from time to time, pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.       Duties. Subject to the terms and conditions set forth in this Agreement, the Company retains Consultant to provide and make available and Consultant agrees to provide and make available Mark See (for a period of three years), R. Bruce McConnell (for a period of one year), and Christopher Lindsey (for a period of one year) (each, an “Individual” and, collectively, the “Individuals”) for their advice, assistance, support and guidance in connection with the oil industry and any questions, issues or matters arising from the Company’s previous ownership of SORC, at such times and for such periods of time as may be reasonably agreed to between the Company and Consultant, including but not limited to removal of certain legacy bonds related to certain wells and the operations of SORC and its subsidiaries. Consultant agrees that all services shall be provided by Consultant through the Individuals. Consultant is strictly prohibited from assigning or subcontracting any of its responsibilities or obligations hereunder.

2.       Fee. As a fee for providing the services set forth herein:

(a)       Upon the Closing (as defined in that certain Securities Purchase Agreement (“Purchase Agreement”) dated as of December 31, 2020, by and among the Company, Stranded Oil Resources Corporation (“SORC”), SORC Holdings LLC, and Consultant (the “SORC Transaction”)), the Company shall pay Consultant $100,000 to be paid to Mark See.

(b)       For the period beginning on January 1, 2021 through December 31, 2021, the Company shall pay Consultant 4 equal payments of $286,117.86, payable on January 8, 2021, April 1, 2021, July 1, 2021 and October 1, 2021, respectively; provided, that, the first such quarterly payment under this Agreement shall be reduced by an amount equal to the aggregate purchase price of the vehicles transferred by SORC as of the date first written above in connection with the SORC Transaction as set forth in the Purchase Agreement or a schedule thereto; provided, further, that the amounts paid hereunder are to be used exclusively for the compensation of the Individuals and the costs incurred by Consultant in connection therewith and shall be allocated by Consultant to the Individuals, less any proportional reduction based on vehicle purchase prices, as follows:

(i)	$109,082.76 to Mark See;

(ii)	$91,208.58 to Christopher Lindsey; and

(iii)	$85,826.54 to R. Bruce McConnell.

3.       Term and Termination. The terms and conditions set forth in this Agreement will commence on January 1, 2021 (the “Effective Date”), and shall remain in effect through December 31, 2024. The Company may terminate this Agreement upon 30 days’ written notice to Consultant; provided, however, the provisions of Section 2 above shall survive any termination effective prior to January 1, 2022.

4.       Acknowledgement of the Individuals. Each Individual will execute an acknowledgement of the terms and conditions of this Agreement to acknowledge and agree to the terms set forth herein that are applicable to such Individual.

5.       Confidential Information. This Section 5 shall apply to the Company and its affiliates and subsidiaries (for the purposes of this Section 5, collectively, the “Company”):

(a)       Non-Disclosure. Consultant agrees not to use, disclose, sell, license, publish, reproduce or otherwise make available the Confidential Information of the Company except and only to the extent necessary to perform under this Agreement. Consultant further agrees that nothing in this section shall be construed to waive or diminish the Company’s rights hereunder. Consultant further agrees to take all steps necessary to secure and protect the Company’s Confidential Information.

(b)       Definition. “Confidential Information” means the Company’s information which is proprietary to the Company or the disclosure of which would be detrimental to Company, whether disclosed before, on or after the date of this Agreement.

6.       Independent Contractor. For all purposes Consultant will operate as an independent contractor of the Company. Consequently, Consultant retains full independence in exercising judgment as to the time, place and manner of performing the services, and bears full responsibility for any and all tax liability that arises from the monies paid pursuant to this Agreement and will fulfill such tax liability. The Company shall not withhold any funds for tax or other governmental purposes, and Consultant shall be responsible for the payment of same. Consultant shall not be entitled to receive any employment benefits offered to employees of the Company. Consultant acknowledges that Consultant is not an employee, agent or co-venturer of the Company and that the Company will not incur any liability as the result of Consultant’s actions. Consultant shall at all times disclose that Consultant is an independent contractor of the Company and shall not represent to any third party that Consultant is the employee, agent, co-venturer, or representative of the Company other than as expressly authorized in writing by the Company.

7.       Indemnification. Each of the Company and Consultant hereby indemnifies and agrees to hold the other party harmless from and against any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys’ fees) paid or incurred by the other party by reason of such party’s breach of the terms of this Agreement or such party’s negligence or willful misconduct in performance of its obligations under this Agreement.

8.       Representation and Warranty. Consultant represents and warrants to the Company that Consultant is not subject to any non-competition provision of any other agreement restricting Consultant’s ability fully to act hereunder. Consultant hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation.

9.       Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

10.     Governing Law and Consent to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by and construed and enforced in accordance with the laws of the state of New York, without giving effect to any laws, rules or provisions thereof that would cause the application of the laws, rules or provision of any jurisdiction other than those of the state of New York. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any state or federal court in New York, New York over any action or proceeding arising out of or relating to this Agreement and each of the Parties hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such New York state or federal court.

11.     Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

12.     Assignment. Consultant may not sell, transfer, assign, pledge or hypothecate its rights, interests and obligations hereunder. Any purported transfer, assignment, pledge or hypothecation of Consultant’s rights, interests or obligations in violation of this Agreement shall be null and void. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Consultant, its successors and assigns and shall inure to the benefit of the Company.

13.     Entire Agreement. This Agreement embodies all of the representations, warranties, and agreements between the Parties relating to Consultant’s consultancy with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Consultant’s consultancy. This Agreement shall supersede all prior agreements, written or oral, relating to Consultant’s consultancy. This Agreement may not be amended or modified except by a writing signed by the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date above.

LAREDO OIL, INC.

By:	/s/ Mark See
Name: Mark See
Title: CEO

ALLEGHANY CORPORATION

By:	/s/ Christopher K. Dalrymple
Name: Christopher K. Dalrymple
Title: Senior Vice President

Acknowledged and Agreed:

/s/ Mark See
MARK SEE

/s/ R. Bruce McConnell
R. BRUCE McCONNELL

/s/ Christopher Lindsey
CHRISTOPHER LINDSEY

[Signature Page to Consulting Agreement]